EXHIBIT 12.1

PrivateBancorp, Inc.
Computation of Earnings to Fixed Charges
(dollars in thousands)

		Year Ended December 31
	Three Months Ended March 31, 2011	2010	2009	2008	2007	2006
Earnings:
Income (loss) before income taxes	$13,253	$64	$(50,380)	$(153,993)	$13,969	$54,734
Fixed charges, excluding interest on deposits	6,310	32,931	42,112	38,277	26,841	17,426
Earnings excluding interest on deposits	$19,563	$32,995	$(8,268)	$(115,716)	$40,810	$72,160
Interest on deposits	13,996	74,037	111,616	176,710	154,045	122,411
Earnings including interest on deposits	$33,559	$107,032	$103,348	$60,994	$194,855	$194,571

Fixed Charges:
Interest expense, excluding interest on deposits	$6,310	$32,931	$42,112	$38,277	$26,841	$17,426
Interest on deposits	13,996	74,037	111,616	176,710	154,045	122,411
Total fixed charges, including interest on deposits	$20,306	$106,968	$153,728	$214,987	$180,886	$139,837

Fixed Charges and Preferred Stock Dividends:
Interest expense, excluding interest on deposits	$6,310	$32,931	$42,112	$38,277	$26,841	$17,426
Preferred stock dividends	3,415	13,607	12,443	546	107	-
Total fixed charges and preferred stock dividends, excluding interest on deposits	$9,725	$46,538	$54,555	$38,823	$26,948	$17,426
Interest on deposits	13,996	74,037	111,616	176,710	154,045	122,411
Total fixed charges and preferred stock dividends, including interest on deposits	$23,721	$120,575	$166,171	$215,533	$180,993	$139,837

EXHIBIT 12.1

		Year Ended December 31
	Three Months Ended March 31, 2011		2010		2009		2008		2007		2006
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.10	X	1.00	X	(0.20)	X	(3.02)	X	1.52	X	4.14	X
Including interest on deposits	1.65	X	1.00	X	0.67	X	0.28	X	1.08	X	1.39	X

Ratio of Earnings to Fixed Charges and preferred stock dividends:
Excluding interest on deposits	2.01	X	0.71	X	(0.15)	X	(2.98)	X	1.51	X	4.14	X
Including interest on deposits	1.41	X	0.89	X	0.62	X	0.28	X	1.08	X	1.39	X
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*   The earnings for the years ended December 31, 2009 and December 31, 2008 (excluding deposit interest) were inadequate to cover total fixed charges for the year.  The coverage deficiencies for 2009 and 2008 were $61.2 million and $22.7 million excluding preferred dividends, respectively, and $73.7 million and $23.3 million including preferred dividends, respectively.